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                                                                   EXHIBIT 3.1.1


                           NOVASTAR FINANCIAL, INC.

                           CERTIFICATE OF AMENDMENT


     NOVASTAR FINANCIAL, INC., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:  The Charter of the Corporation is hereby amended as follows:

     (a) Section 11.2.10 of Article XI of this Corporation's Charter be amended to read in its entirety as follows:

         Section 11.2.10. Settlements. Nothing contained in this Article XI or
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     in any provision hereof shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Following settlement, any transferee in such transaction shall be subject to all the provisions and limitations set forth in this Article XI.

     (b) the definition of "Beneficial Ownership" contained in Section 11.1 of
Article XI of this Corporation's Charter is amended to read as follows:

         Beneficial Ownership.  The term "Beneficial Ownership" shall mean
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     beneficial ownership as determined under Rule 13d-3, as amended from time to time, adopted pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     SECOND: The amendment does not increase the authorized stock of the Corporation.

     THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

WITNESS:                                    NOVASTAR FINANCIAL, INC.


/s/ Scott F. Hartman                        By  /s/ W. Lance Anderson
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Scott F. Hartman, Secretary                 W. Lance Anderson, President
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     THE UNDERSIGNED, President of NovaStar Financial, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                              /s/ W. Lance Anderson
                                              ----------------------------
                                              W. Lance Anderson, President